                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 AMETEK, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:


[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                                 AMETEK, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 23, 1996

Dear Fellow Stockholder:

I am pleased to extend to you a cordial invitation to attend the annual meeting of the stockholders of AMETEK, Inc. (the "Company") to be held at the Desmond Great Valley Hotel and Conference Center, One Liberty Boulevard, Malvern, Pennsylvania 19355, on Tuesday, April 23, 1996 at two o'clock in the afternoon, for the following purposes:

  1. To elect eight directors, each to serve for a term of one year and until his or her successor shall have been duly elected and qualified;

  2. To approve the appointment of Ernst & Young LLP as independent auditors for the year 1996; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 1, 1996 will be entitled to vote at the meeting.

Your vote is important. Whether you plan to attend or not, I urge you to SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, in order that as many shares as possible be represented at the meeting. If you attend the meeting and prefer to vote in person, you may. Directions to the Desmond Great Valley Hotel and Conference Center are provided inside the back cover of the proxy statement.

I look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ Walter E. Blankley

                                          Walter E. Blankley
                                          Chairman of the Board
                                          and Chief Executive Officer

Dated: Paoli, Pennsylvania, March 20, 1996

                                 AMETEK, INC.

Principal executive offices

Station Square
Paoli, Pennsylvania 19301

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

The accompanying proxy is solicited by and on behalf of the Board of Directors of AMETEK, Inc. for use at the annual meeting of its stockholders to be held on April 23, 1996 and at any and all adjournments thereof.

The cost of solicitation will be borne by the Company. The Company has retained Georgeson & Company Inc. to aid in the solicitation of proxies at a fee not expected to exceed $7,500 plus reasonable expenses. The Company may use the services of Georgeson & Company Inc., its directors, officers and other regular employees to solicit proxies personally or by telephone, and may request brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other material to their principals at the expense of the Company. This proxy statement and the accompanying proxy are being sent to the stockholders of the Company on or about March 20, 1996. The annual report of the Company for the year 1995 (which includes the Company's Annual Report on Form 10-K) is enclosed herewith.

                                 VOTING RIGHTS

Pursuant to the By-Laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on March 1, 1996. Accordingly, only stockholders of record on such date and at such time will be entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter. On March 1, 1996, the Company had outstanding 32,605,818 shares of Common Stock, $.01 par value per share, each of which entitled the holder to one vote. There were, in addition, 2,029,699 issued shares held by the Company in its treasury which, while so held, cannot be voted. The affirmative vote of a plurality of the shares of common stock represented in person or by proxy at the meeting is required for the election of directors. For all other matters, a favorable vote of a majority of the shares of common stock voted in person or by proxy at the meeting is required for approval. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. A proxy may be revoked by the stockholder at any time prior to its being voted. If a proxy is properly signed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions of the stockholder. If the proxy is signed and returned without specifying choices, the shares will be voted in favor of the election as directors of the nominees listed on the following page and in favor of Proposal 2. The enclosed proxy also serves as the voting instruction card for the trustees who hold shares of record for participants in The AMETEK Savings and Investment Plan. Shares for which no instructions are received by the trustee will be voted in the same proportion as the shares for which the trustee receives instructions. Votes are tabulated at the annual meeting by inspectors of election.

                                 PROPOSAL (1)
                             ELECTION OF DIRECTORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

An entire Board of eight directors is proposed to be elected at the annual meeting to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. All proxies received by the Board of Directors will be voted for the election, as directors, of the nominees listed below if no direction to the contrary is given. Each nominee who receives a plurality vote by ballot of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be elected as a director. In the event that any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his or her stead. The Board of Directors knows of no reason to anticipate that this will occur.

             INFORMATION AS TO NOMINEES FOR ELECTION OF DIRECTORS

                                       Principal Occupation          Director
                                           or Position,            Continuously
       Name of Nominee        Age     Other Directorships(1)          Since
       ---------------        ---     ----------------------       ------------
 WALTER E. BLANKLEY++          60 Chairman of the Board and            1990
                                  Chief Executive Officer of the
                                  Company since April 1993(2)
 LEWIS G. COLE*                65 Senior Partner, Stroock &            1987
                                  Stroock & Lavan, Attorneys
 HELMUT N. FRIEDLAENDER.*      82 Private investor                     1955
 SHELDON S. GORDON*+++         60 Limited Partner and Chairman         1989
                                  of Blackstone Alternative
                                  Asset Management L.P. since
                                  January 1993(3)
 CHARLES D. KLEIN+.++          57 A Managing Director of               1980
                                  American Securities, L.P. and
                                  an executive officer of the
                                  corporate general partner of
                                  several affiliated entities
 JAMES R. MALONE+.             53 Chairman of the Board of             1994
                                  Anchor Glass Container Corp.
                                  since January 1996 and
                                  Chairman of the Board of Intek
                                  Capital Corporation since
                                  September 1990(4)
 DAVID P. STEINMANN*           54 A Managing Director of               1993
                                  American Securities, L.P. and
                                  an executive officer of the
                                  corporate general partner of
                                  several affiliated entities
 ELIZABETH ROSENWALD VARET+++  52 A Managing Director of               1987
                                  American Securities, L.P. and
                                  chairman of the corporate
                                  general partner of several
                                  affiliated entities

--------
*Member of the Audit Committee.
+Member of the Compensation Committee.
 .Member of the Nominating Committee.
++Member of the Executive Committee.
(1) Except as noted, each nominee has held his or her present occupation for a period in excess of five years.
(2) Mr. Blankley has been Chief Executive Officer since April 1990. From April 1990 to April 1993, Mr. Blankley also served as President of the Company. Mr. Blankley was a Senior Vice President of the Company for a period of more than five years prior to April 1990. Mr. Blankley is also a Director of AMCAST Industrial Corporation and CDI Corporation.
(3) Mr. Gordon was a General Partner of Blackstone Alternative Asset Management L.P. from April 1991 to May 1995, was Chairman of Blackstone Europe from April 1991 to June 1993 and was Chairman of the Board and Chief Executive Officer of Stamford Capital Group, Inc. from November 1985 to August 1990. Mr. Gordon is also a director of Anangel-American Shipholdings Limited.
(4) Mr. Malone was President and Chief Executive Officer of Anchor Glass Container Corporation from May 1993 to January 1996 and was Chairman, President and Chief Executive Officer of Grimes Aerospace Co. from November 1990 to September 1995. Mr. Malone is also a director of Amsouth Bank N.A.

The Company has an Audit Committee, a Compensation Committee, and a Nominating Committee, all of which are comprised of non-employee directors. In addition the Company has an Executive Committee which consists of two or more Directors and meets on an as needed basis when the Board is not in session. This Committee may exercise all the power of the Board of Directors in the management of the business and affairs of the Corporation except the power to fill vacancies of the Board or to change members of or fill vacancies in the committee or to make or amend the By-Laws of the Corporation. The functions of the Audit Committee include: reviewing with independent auditors the plan and results of the auditing engagement; reviewing the scope and results of the Company's procedures for internal auditing; reviewing the independence of the auditors; considering the range of audit and non-audit services; and reviewing the adequacy of the Company's system of internal accounting controls. The functions of the Compensation Committee's non-employee directors include: study and analysis of and recommendations to the Board concerning specific and general matters of management compensation; periodic review of management compensation policies and practices; recommendations to the Board of Directors regarding incentive compensation awards and officer salary adjustments; and administrative oversight of stock option plans and other incentive and compensation plans. The functions of the Nominating Committee include: determining an appropriate size and composition of the Board of Directors; considering qualifications of prospective Board member candidates; conducting research to identify and recommend nomination of suitable candidates; and reviewing the experience, background, interests, ability and availability of prospective nominees to meet time commitments of the Board of Directors and committee responsibilities.

During 1995, there were 9 meetings of the Board of Directors, 3 meetings of the Audit Committee, 7 meetings of the Compensation Committee, 1 meeting of the Nominating Committee, and 2 meetings of the Executive Committee.

                                STOCK OWNERSHIP

The following table sets forth the number of shares of Common Stock of the Company beneficially owned at January 31, 1996 by each director, by each of the executive officers included in the Summary Compensation Table, and by all directors and executive officers of the Company as a group, and the percentage of the outstanding shares of Common Stock so owned by each such person and such group.

                                              Amount and Nature of
                                             Beneficial Ownership(1)
                                   -------------------------------------------
                                               (Number of Shares)
                                   Sole Voting   Shared
                                       and     Voting or
                                   Investment  Investment  Right to            Percent
          Name                      Power(2)    Power(3)  Acquire(4)   Total   of Class
          ----                     ----------- ---------- ---------- --------- --------
WALTER E. BLANKLEY......              47,216     48,567    200,625     296,408      *
LEWIS G. COLE...........   (5)(11)    10,000    514,588        --      524,588   1.6%
ROGER K. DERR...........             100,706     23,966     62,661     187,333      *
HELMUT N. FRIEDLAENDER..       (6)    48,500     30,400        --       78,900      *
SHELDON S. GORDON.......              30,000        --         --       30,000      *
FRANK S. HERMANCE.......              10,000        --      73,750      83,750      *
CHARLES D. KLEIN........   (7)(11)    50,000      6,600        --       56,600      *
JAMES R. MALONE.........       (8)    20,000        --         --       20,000      *
GEORGE E. MARSINEK......               5,408        --      33,750      39,158      *
JOHN J. MOLINELLI.......              16,890        --      51,000      67,890      *
DAVID P. STEINMANN......   (9)(11)    34,700     94,264        --      128,964      *
ELIZABETH ROSENWALD
 VARET..................  (10)(11)    65,800    603,308        --      669,108   2.0%
All directors and
 executive officers as a
 group, consisting of 17
 persons, including
 individuals named
 above..................      (11)   489,239    717,785    550,211   1,757,235   5.4%

--------
 *Represents less than 1% of the outstanding shares of Common Stock of the Company.

 (1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and investment power.
 (2) Reported in this column are shares (including certain restricted shares) with respect to which directors and officers have sole voting and investment power.
 (3) Reported in this column are other shares with respect to which directors and officers have or share voting and/or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power; however, beneficial ownership may be disclaimed. Although shared beneficial ownership is included in each of the individual totals, these shares are only reported once in the total for all directors and executive officers as a group.
 (4) Reported in this column are shares which executive officers have a present right to acquire or are acquirable within 60 days of January 31, 1996 through the exercise of stock options awarded under AMETEK, Inc. Stock Option Plans.
 (5) Mr. Cole has shared voting and investment power with respect to 514,588 shares, as to 4,000 shares of which such power is shared with Messrs. Klein and Steinmann and others, and as to 510,588 shares of which such power is shared with Ms. Varet and others.
 (6) Mr. Friedlaender has shared voting and investment power with respect to 30,400 shares. Of these, 15,200 shares are owned by a trust of which Mr. Friedlaender is a trustee; Mr. Friedlaender disclaims beneficial ownership of such shares.
 (7) Mr. Klein has shared voting and investment power with respect to 6,600 shares, as to 4,000 shares of which such power is shared with Messrs. Cole and Steinmann and others and as to 2,600 shares of which such power is shared with Mr. Steinmann and others.
 (8) Includes 13,333 shares held pursuant to a restricted stock award under the 1991 Stock Incentive Plan.
 (9) Includes 6,667 shares held pursuant to a restricted stock award under the 1991 Stock Incentive Plan. Mr. Steinmann has shared voting and investment power with respect to 94,264 shares, as to 82,720 shares of which such power is shared with Ms. Varet and others, as to 2,600 shares of which such power is shared with Mr. Klein and others, as to 4,944 shares of which such power is shared with others and as to 4,000 shares of which such power is shared with Messrs. Cole, Klein and others.
(10) Includes 10,000 shares owned by a trust of which Ms. Varet's husband is a beneficiary and as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 593,308 shares, as to 510,588 shares of which such power is shared with Mr. Cole and others and as to 82,720 shares of which such power is shared with Mr. Steinmann and others.
(11) Mr. Cole is a director, Mr. Steinmann is an executive officer, and Mr. Klein is a portfolio manager of Oak Hall Capital Advisors, L.P., an investment manager of (i) the AMETEK, Inc. Employees' Master Retirement Trust, which holds among its assets 571,400 shares, and (ii) AMETEK Foundation, Inc., which holds among its assets 55,800 shares; none of these shares has been included in the above table. Oak Hall Capital Advisors, L.P. is an affiliate of American Securities, L.P.

The following table sets forth the only entities known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company:

  Name and Address of                Amount and Nature of            Percent of
    Beneficial Owner                 Beneficial Ownership              Class
  -------------------     ------------------------------------------ ----------
FMR Corp.
82 Devonshire Street      Sole dispositive, but no
Boston, MA 02109-3614     voting power for (1)..... 4,497,100 shares   13.7%
                                                    =========
Gabelli Asset Management
Company
International Advisory
Services Ltd.
c/o Appleby, Spurling &
Kempe
Cedar House, 41 Cedar
Avenue                    Sole voting and
Hamilton HM12, Bermuda    dispositive power for....     2,500 shares
Gabelli Funds, Inc.
One Corporate Center      Sole voting and
Rye, NY 10580-1434        dispositive power for....   774,700 shares
GAMCO Investors, Inc.     Sole voting power for
One Corporate Center      3,495,900 shares but sole
Rye, NY 10580-1434        dispositive power for.... 3,790,900 shares
                                                    ---------
                          TOTAL (2)................ 4,568,100 shares   13.9%
                                                    =========

--------
(1) Based on Schedule 13(G) filed on February 14, 1996.
(2) Based on Schedule 13(D) filed on January 16, 1996, Mr. Mario J. Gabelli is deemed to have beneficial ownership of these shares.

                           COMPENSATION OF DIRECTORS

The annual rate of compensation for services as a non-employee director of the Company was $50,000 in 1995. Mr. Blankley, the only employee director of the Company in 1995, did not receive any compensation for his services as a director.

Pursuant to a Retirement Plan for Directors (the "Directors Plan"), the Company has agreed to provide retirement benefits and death benefits to those directors who have not accrued benefits under the Employees' Retirement Plan of AMETEK, Inc. and who have completed at least three years of service as a director or officer of the Company. The retirement benefit payable under the Directors Plan is an annual amount equal to 100% of the highest annual rate of compensation for directors during the director's period of service on the Board of Directors; however, the benefit is reduced proportionately if the participant has less than five years of service. The Company shall satisfy its obligations arising under the Directors Plan exclusively from its general assets. All of the current directors other than Mr. Blankley are participants in the Directors Plan and each of these participants, other than Messrs. Malone and Steinmann, has accrued an annual retirement benefit of $50,000. Messrs. Malone and Steinmann have not yet accrued any benefit under the Plan.

Pursuant to a Death Benefit Program for Directors (the "Directors Program"), the Company has entered into individual agreements with certain directors which require the Company to pay death benefits to their designated beneficiaries and to pay benefits to the directors under certain circumstances. The Directors Program currently provides for a benefit, payable for ten years, in an annual amount equal to 100% of the highest annual rate of compensation during the director's period of service on the Board of Directors, commencing at death or the later of age 70 or retirement; however, with respect to directors who became participants after January 1, 1989, the directors must complete at least five years of service as a director before they become eligible to receive a benefit upon the later of age 70 or retirement. Active directors also have a group term life insurance benefit of $50,000. To fund benefits under the Directors Program, the Company has purchased individual life insurance policies on the lives of certain of the covered directors. The Company retains the right to terminate any or all of the Directors Program agreements under certain circumstances. All of the current directors other than Mr. Blankley are participants in the Directors Program.

                     EXECUTIVE OFFICERS OF THE REGISTRANT

Officers are appointed by the Board of Directors to serve for the ensuing year and until their successors have been elected and qualified. Information on executive officers of the Company is shown below:

           Name           Age         Present Position with the Company
           ----           ---         ---------------------------------
 Walter E. Blankley......  60 Chairman of the Board and Chief Executive Officer
 Roger K. Derr*..........  64 Executive Vice President
 Frank S. Hermance*......  47 Executive Vice President--Chief Operating Officer
                              & President of the Precision Instruments Group
 Murray A. Luftglass.....  65 Senior Vice President--Corporate Development
 George E. Marsinek*.....  58 President of the Electro-mechanical Group
 John J. Molinelli*......  49 Senior Vice President--Chief Financial Officer
 Albert J. Neupaver*.....  45 President of the Industrial Materials Group
 Otto W. Richards........  66 Vice President and Comptroller
 Deirdre D. Saunders.....  48 Treasurer and Assistant Secretary
 Robert W. Yannarell.....  62 Secretary

--------
*Office of the President

WALTER E. BLANKLEY'S employment history with the Company and other directorships currently held are included on page 2 under section ELECTION OF DIRECTORS.

ROGER K. DERR was elected Executive Vice President effective January 1, 1996 and will retire May 31, 1996. He had served as Executive Vice President-Chief Operating Officer since April, 1990 and as a Senior Vice President of AMETEK since 1982.

FRANK S. HERMANCE was elected Executive Vice President-Chief Operating Officer effective January 1, 1996. He also continues as President of the Precision Instruments Group, a position he was elected to on September 23, 1994. He joined the Company as a Group Vice President in November 1990.

MURRAY A. LUFTGLASS has been Senior Vice President-Corporate Development since
   May 1984.

GEORGE E. MARSINEK was elected President of the Electro-mechanical Group on
   September 23, 1994. He has been a Group Vice President since April 1990.

JOHN J. MOLINELLI was named Senior Vice President-Chief Financial Officer on
   April 29, 1994. Previously he served as Vice President and Comptroller of AMETEK since April 1993. He was elected Comptroller in 1991 and General Auditor in 1989.

ALBERT J. NEUPAVER was elected President of the Industrial Materials Group on
   September 23, 1994. Previously he served as a Group Vice President since May 1994 . He was elected Vice President of AMETEK in 1991 and was General Manager of the Specialty Metal Products Division since 1989.

OTTO W. RICHARDS joined the Company as Vice President and Comptroller on April
   29, 1994. From April 1, 1993 to April 1994 he was Senior Vice President-- Administration, Ketema, Inc. and from December 1988 to April 1993 he was Senior Vice President and Chief Financial Officer, Ketema, Inc. Mr. Richards will retire effective March 31, 1996.

DEIRDRE D. SAUNDERS has served as Treasurer and Assistant Secretary since
   April 1993. Ms. Saunders joined AMETEK in 1987 as Assistant Treasurer.

ROBERT W. YANNARELL has served as Secretary of the Company since April 1993.
   Previously he served as Treasurer and Assistant Secretary since 1987.

                            EXECUTIVE COMPENSATION

The following table sets forth certain information for the fiscal years ended December 31 in each of 1995, 1994 and 1993 concerning compensation paid or accrued for the Chairman of the Board and Chief Executive Officer and for the four other most highly compensated executive officers of the Company serving at December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                                            Long-Term Compensation
                                   Annual Compensation              Awards
                               ---------------------------- -----------------------
                                                  Other                 Securities
                                                  Annual    Restricted  Underlying   All Other
Name and                       Salary   Bonus  Compensation   Stock    Options/SARs Compensation
Principal Position        Year   ($)     ($)       ($)      Awards ($)     (#)         ($)(1)
------------------        ---- ------- ------- ------------ ---------- ------------ ------------
Walter E. Blankley
 Chairman of the Board    1995 472,000 400,000     --          --         75,000       1,752
 and Chief Executive      1994 457,500 335,000     --          --        125,000       1,656
 Officer                  1993 430,000 100,000     --          --         50,000       1,656
Roger K. Derr(2)(3)
 Executive Vice           1995 278,800 155,000     --          --            --        1,752
 President--              1994 271,300 125,000     --          --         50,000       1,668
 Chief Operating Officer  1993 263,900  75,000     --          --            --        1,668
Frank S. Hermance(2)
 President of the         1995 228,000 152,000     --          --         30,000       1,332
 Precision Instrument     1994 220,000 125,000     --          --         50,000       1,326
 Group                    1993 213,000  48,000     --          --            --        1,326
George E. Marsinek
 President of the         1995 215,000 165,000     --          --         30,000       1,620
 Electro-mechanical       1994 205,500 150,000     --          --         50,000       1,554
 Group                    1993 197,000  75,000     --          --            --        1,554
John J. Molinelli
 Senior Vice President--  1995 182,500 125,000     --          --         25,000       1,356
 Chief Financial Officer  1994 157,933 100,000     --          --         40,000       1,350
                          1993 129,000  40,000     --          --            --        1,350

--------
(1) The amounts reported represent the Company's contribution ($1,200 each) to The AMETEK Savings and Investment Plan for each of the individuals listed above and the dollar value of premiums paid by the Company with respect to term life insurance for the benefit of each of the named executive officers.
(2) Refer to page 6 for present position with the Company effective January 1, 1996.
(3) Mr. Derr's 1995 bonus includes $30,000 paid in lieu of 1995 stock option grants.

                  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The following table provides details regarding stock options granted to the named executive officers in 1995. In addition, the table provides the hypothetical gains or "option spreads" that would result for the respective options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted through their expiration dates. No stock appreciation rights were granted to the named executive officers in 1995.

                        STOCK OPTION/SAR GRANTS IN 1995

                                                                                        Potential
                                                                                   Realizable Value at
                                                                                   Assumed Annual Rate
                                                                                        of Stock
                                                                                   Price Appreciation
                                          Individual Grants                        for Option Term(2)
                    -------------------------------------------------------------- -------------------
                                          Percent of Total
                          Number of         Options/SARs
                    Securities Underlying    Granted to
                         Option/SARs        Employees in     Exercise   Expiration
       Name            Granted (#)(1)       Fiscal Year    Price ($/Sh)    Date     5% ($)   10% ($)
       ----         --------------------- ---------------- ------------ ---------- -------------------
Walter E. Blankley         75,000              12.27          17.50     06/23/2005  825,424  2,091,787
Roger K. Derr                 --                 --             --             --       --         --
Frank S. Hermance          30,000               4.91          17.50     06/23/2005  330,170    836,715
George E. Marsinek         30,000               4.91          17.50     06/23/2005  330,170    836,715
John J. Molinelli          25,000               4.09          17.50     06/23/2005  275,141    697,262

--------
(1) The options granted in 1995 to Messrs. Blankley, Hermance, Marsinek and Molinelli are exercisable after the first anniversary of the date of the grant (June 23, 1995) during each of the four succeeding twelve-month periods only to the extent of twenty-five percent (25%) of the total number of shares optioned. In all cases, optioned shares which may have been but were not purchased during any one twelve-month period may be purchased during any one or more succeeding twelve-month periods up to the expiration date of the option. Options generally become fully exercisable in the event of the holder's death, retirement or termination of employment in connection with a change in control.
(2) The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation reflected in this table will be achieved.

The following table illustrates stock option and stock appreciation rights exercised by the named executive officers during 1995 and the aggregate amounts realized by each such officer. In addition, the table shows the aggregate number of unexercised options and stock appreciation rights that were exercisable and unexercisable as of December 31, 1995 and the values of "in-the-money" stock options and SARs on December 31, 1995 which represent the positive difference between the market price of the Company's Common Stock and the exercise price of such options/SARs.

                    AGGREGATED OPTION/SAR EXERCISES IN 1995
                  AND OPTION/SAR VALUES AT DECEMBER 31, 1995

                                       Number of Securities      Value of Unexercised
                                      Underlying Unexercised         In-the-Money
              Shares                       Options/SARs              Options/SARs
            Acquired On                at December 31, 1995      December 31, 1995 ($)
             Exercise      Value     ------------------------- -------------------------
  Name          (#)     Realized ($) Exercisable Unexercisable Exercisable Unexercisable
  ----      ----------- ------------ ----------- ------------- ----------- -------------
Walter E.
 Blankley     10,000       91,667      223,125      203,125     1,213,477     704,883
Roger K.
 Derr         62,500      454,948       62,661       37,464       303,294     167,018
Frank S.
 Hermance      2,500       38,281       73,750       71,250       430,235     225,703
George E.
 Marsinek     55,000      372,895       33,750       71,250       157,110     225,703
John J.
 Molinelli     4,000       36,667       51,000       57,500       295,657     180,156

                      DEFINED BENEFIT AND ACTUARIAL PLANS

The Employees' Retirement Plan of AMETEK, Inc. (the "Retirement Plan") is a non-contributory defined benefit pension plan under which contributions are actuarially determined. The following table sets forth the estimated annual benefits, expressed as a single life annuity, payable upon retirement (assuming normal retirement at age 65) under the Retirement Plan for individuals with the indicated years of service and at the indicated compensation levels (without taking into account statutory restrictions incorporated in the Retirement Plan and described below):

                              PENSION PLAN TABLE

                                 Annual Benefits Based On
                       Years of Service at Normal Retirement Age (1)
   Average        ---------------------------------------------------------------------------
Compensation        15              20              25              30              35
------------      -------         -------         -------         -------         -------
  $150,000         58,900          62,800          66,600          66,600          66,600
   200,000         79,300          84,400          89,500          89,500          89,500
   250,000         99,700         106,100         112,500         112,500         112,500
   300,000        120,100         127,800         135,400         135,400         135,400
   350,000        140,500         149,500         158,400         158,400         158,400
   400,000        160,900         171,100         181,300         181,300         181,300
   450,000        181,300         192,800         204,300         204,300         204,300
   500,000        201,700         214,500         227,200         227,200         227,200
   550,000        222,100         236,200         250,200         250,200         250,200
   600,000        242,500         257,800         273,100         273,100         273,100
   650,000        262,900         279,500         296,100         296,100         296,100
   700,000        283,300         301,200         319,000         319,000         319,000

--------
(1) Benefit amounts assume a participant reaches age 65 in 1996; for younger participants, the benefit amounts are less than the amounts indicated above.

The annual compensation taken into account for any plan year is generally equal to the participant's salary and any bonus accrued during the plan year as reported in the Summary Compensation Table. Compensation in excess of certain amounts prescribed by the Secretary of the Treasury ($150,000 for 1996) cannot be taken into account under the Retirement Plan. The individuals named in the Summary Compensation Table are subject to this limitation. However, in accordance with non-qualified supplemental pension arrangements, the Company has agreed to provide to each of Messrs. Blankley and Derr, a benefit in an amount equal to the excess of the annual pension benefit which would be payable to him under the terms of the Retirement Plan in the absence of statutory restrictions over the amount actually payable under the Retirement Plan. The benefit is limited to the projected excess payable at age 65 determined as of May 21, 1991. Pursuant to agreements entered into with each of these executives, a restricted stock award has been granted under the 1991 Stock Incentive Plan of AMETEK, Inc. for a number of shares of the Company's Common Stock having a fair market value on the date of grant equal to 50% of the present value of the projected benefit under the supplemental pension arrangement; the remaining portion of the benefit will be payable in cash, directly out of the Company's general assets. At December 31, 1995 the executives named in the Summary Compensation Table had the following years of credited service under the Retirement Plan: Mr. Blankley-35; Mr. Derr-37; Mr. Hermance-5; Mr. Marsinek-31; Mr. Molinelli-26.

In addition, for retirements occurring in 1996, the maximum annual pension benefit payable at normal retirement age is restricted, by law, to the greater of $120,000 or the amount of such benefit determined under the Retirement Plan and prior existing law as of December 31, 1982. The $120,000 limit is adjusted annually by the Secretary of the Treasury to reflect increases in the cost of living.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report, submitted by the Compensation Committee of the Board of Directors (the "Compensation Committee"), provides information regarding policies and practices concerning compensation of the Chairman of the Board and Chief Executive Officer and the other executive officers of the Company.

                             COMPENSATION OVERVIEW

  The functions performed by the Compensation Committee include recommending to the Board of Directors (a) remuneration arrangements for senior management and directors and (b) compensation plans in which officers and employees are eligible to participate. Members of the Compensation Committee are directors who are not employees of the Company. The current members of the Compensation Committee are Messrs. Gordon, Klein and Malone and Ms. Varet.

  Executive compensation consists of three principal elements: (a) salary; (b) annual bonus; and (c) grants of stock options and stock appreciation rights and restricted stock awards under Company plans. Additional retirement and other benefits are provided for the Company's executives similar to those typically provided by other major corporations.

  Decisions about executive officers' salary and bonus are made under the supervision of the Compensation Committee, while decisions concerning compensation in the form of stock options, SARs and restricted stock awards are made under the supervision of the committee of the Board of Directors designated for the appropriate plan. The members of each of these plan committees currently are the same as the members of the Compensation Committee; thus, references in this report to the "Compensation Committee" should be read, where appropriate, as references to the various plan committees.

  Underlying the Compensation Committee's decisions with respect to executive officers' compensation is the belief that it is fundamentally important that the Company attract, retain, motivate and benefit from the guidance and experience of talented and qualified individuals so that the Company's short-term and long-term success will continue and its profitability and worldwide reputation for quality, and thus shareholder value, will grow. The Company also believes that its executives should be encouraged to acquire a larger equity interest in the Company, thereby having additional incentives, corresponding to the interests of shareholders, to put forth their maximum efforts for the success and profitability of the Company's businesses and the achievement of increased shareholder value. Information regarding similarly situated executive officers at comparable companies was drawn from publicly available information for certain of the companies included in the index of companies used in the Performance Graph set forth on page 14 and for certain other companies identified by an independent employee benefits consulting firm retained by the Company.

                                     SALARY

  Salary levels for the Company's executive officers are established principally on the basis of the executive's responsibilities. In each case, consideration is given both to personal factors such as the individual's experience and record and the responsibility associated with his or her position and to external factors such as salaries paid to similarly situated executive officers by comparable companies and prevailing conditions in the geographic area where the executives' principal services will be performed. Comparable companies were identified as described above. Annual adjustments to each executive officer's salary are determined based on the foregoing factors but with due consideration also being given to prevailing economic conditions, to the relationship of such adjustments to those being given to other employees within the Company, to the performance of the executive's duties and responsibilities and to other individual performance-related criteria that may be relevant with respect to such executive officer at the time. In evaluating the salaries paid to similarly situated executive officers, consideration is given to the full range of such salaries and to the experience and records of those executives who received salaries at the high, medium and low points of such range. In determining executive salaries, the Compensation Committee has generally targeted the median level of the compensation range for comparable companies. In addition, in establishing salary levels, consideration is given to the competitiveness of the total annual compensation received by the Company's executive officers as compared to the total compensation received by other similarly situated executive officers.

                                  ANNUAL BONUS

  Bonuses are viewed as a reward for individual contributions to the Company's performance, based not only on the Company's short-term results but also on the investments made by the Company for the future growth of the Company's profits. In addition, consideration is given to the achievement of selected financial goals (i.e., operating performance, asset management and business growth development) and progress in meeting other long-term objectives, as well as the executive officers' leadership role in these activities. Bonus decisions generally are made toward the end of each year. Pursuant to the Company's Additional Compensation Plan, each year an aggregate amount, generally equal to five percent of income before federal income taxes exclusive of capital gains and certain non-recurring charges, is accrued for the purpose of paying the bonuses to executive officers and certain other employees. As a result of overall Company performance in 1995, which met or exceeded the targeted financial goals referred to above, the bonus pool for 1995 increased compared to 1994. The Chairman of the Board and Chief Executive Officer reviews Company performance and the individual contribution of each executive officer to the Company's performance and makes recommendations to the Compensation Committee with respect to the suitable bonus amount to be awarded to such individual for that year based on such review. The Compensation Committee then meets with the Chairman of the Board and Chief Executive Officer to consider such recommendations, makes any changes that may be deemed appropriate, and presents its recommendations to the Board of Directors which then discusses and votes upon the bonuses. The principal financial performance measures considered by the Compensation Committee are earnings, return on assets and cash flow, with the relative weight of each of these factors being roughly equal. However, the significance of any one of these factors may vary from one executive officer to another depending upon whether that officer has been assigned other long-term goals, such as reorganizing a business line, developing new products or increasing market penetration for current products.

                STOCK OPTIONS, SARS AND RESTRICTED STOCK AWARDS

  Awards of stock options, SARs and shares of restricted stock are considered an important complement to the cash elements of the Company's executive officers' compensation described above and have the purpose of aligning the executives' interests with the stockholders' interests. The plans under which such awards are made have been approved by the Company's stockholders. Company stock options and SARs generally require the executive to be employed by the Company on the exercise date and become exercisable in stages over a period of years following the date of grant. The exercise price of options generally equals the mean market price of the Company's stock on the grant date; accordingly, such options will only yield income to the executive if the market price of the Company's stock is greater, at the time of exercise, than it was when the option was granted. Although the Company has not yet done so, it could grant options with average prices greater than the market price of the Company's stock on the grant date in order to vary the long-term incentive being created for the option recipient. It is believed that a principal factor influencing the market price of the Company's stock is the Company's performance as reflected in its sales, earnings, cash flow and other results; thus, by granting stock options and SARs to the Company's executive officers, such individuals are encouraged to achieve consistent improvements in the Company's performance. Awards of shares of restricted stock are subject to forfeiture restrictions which prohibit the recipient from selling such shares until the specified period of restriction following the date the award lapses. Such awards provide inducements to the executive officers to remain with the Company over the long term and to work to enhance corporate performance and, correspondingly, shareholder value. When considering whether to make grants of stock options and SARs or awards of restricted stock, the Compensation Committee reviews practices of other comparable companies (which are identified as described above) as well as individual performance-related criteria such as those already described, and takes into consideration the effect such awards might have on Company performance and shareholder value. The measures of Company performance that are considered in making such awards, and the relative weight of each of these factors, are the same as those used in determining bonus levels, which are described above. The long-term objectives that an officer has been assigned are also considered. However, in determining to grant options or SARs or award restricted stock, the Compensation Committee has generally placed greater emphasis on long-term objectives than it has in its determination of bonus awards.

                        MR. BLANKLEY'S 1995 COMPENSATION

  In determining the appropriate levels for Mr. Blankley's 1995 base salary, bonus and stock option grant, the Compensation Committee considered the same factors that it considered when fixing compensation levels for the Company's other executive officers and sought to achieve the same corporate goals. The Compensation Committee also considered the major initiatives and programs which, in 1995, were commenced or furthered under Mr. Blankley's leadership, such as: (a) substantial completion of several key elements of the Company's plan to enhance shareholder value adopted in November 1993, including the successful restructuring of certain of the Company's businesses and the successful recapitalization of the Company through the ongoing stock repurchase program and renegotiation of the Company's bank credit facility; (b) development of a more experienced senior management team with greater depth; (c) improvement in the Company's asset management, particularly with respect to inventory levels in the Precision Instruments group; (d) completion of the Company's gauge joint venture in Taiwan and China, as well as substantial progress toward several other international joint ventures in Asia and Eastern Europe; (e) continued progress of the Company in expanding its international sales activities; and (f) the continued success in extending Total Quality Management principles throughout the Company. Certain personal criteria also were reviewed, such as the fact that 1995 was the third year of Mr. Blankley's service as Chairman of the Board and CEO after more than 35 years of service with the Company in many positions including the positions of President and Chief Executive Officer. The Compensation Committee also evaluated data regarding CEO compensation practices of other comparable companies (which were identified previously) so that Mr. Blankley's total compensation package would be in line with that of CEOs in such other companies. In addition, in fixing Mr. Blankley's bonus, the Compensation Committee considered the Company's financial performance and, in particular, the improvements achieved by the Company in earnings per share, return on assets and cash flow and the improvement in the Company's share price.

                                 SECTION 162(m)

  Section 162(m) of the Internal Revenue Code limits the deductibility by a publicly-held corporation of compensation paid in a taxable year to the Chief Executive Officer and any other executive officer whose compensation is required to be reported in the Summary Compensation Table to $1 million. For the 1995 taxable year, the Company did not exceed, and therefore was not affected by, this limitation.

                                                   Mr. Sheldon S. Gordon
                                                   Mr. Charles D. Klein
                                                   Mr. James R. Malone
                                                   Ms. Elizabeth Rosenwald Varet

                               PERFORMANCE GRAPH

The following graph presents a comparison of cumulative total returns for the Company's common stock during the five fiscal years ended December 31, 1995 with the S&P 500 index, and an index of published industry groups.

                            [GRAPHIC APPEARS HERE]

                         1990     1991     1992     1993     1994     1995
AMETEK, Inc.          $100.00  $151.00  $187.83  $153.36  $206.21  $232.19
S & P 500              100.00   130.47   140.41   154.56   156.60   214.88
Published Industry     100.00   124.91   124.79   137.38   133.57   182.87

The above graph assumes $100 invested on December 31, 1990 in AMETEK, Inc. common stock, the S&P 500, an index of published industry groups, and assumes reinvestment of dividends.

The index of published industry groups, shown above, includes the companies (including AMETEK, Inc.) consisting of two separate industry groups published by Business Week as the "Electrical Products" and "Instrument" groups. Published industry group annual total returns are weighted using the beginning of period market capitalization.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Sheldon S. Gordon, Charles D. Klein, James R. Malone and Elizabeth R. Varet comprise the Compensation Committee. Mr. Klein and Ms. Varet are managing directors of American Securities, L.P., an investment banking firm.

The law firm of Stroock & Stroock & Lavan, of which Mr. Cole is a member, rendered during 1995 and continues to render services as General Counsel for the Company and its subsidiaries. For 1995, Stroock & Stroock & Lavan received $918,000 for such services. The investment banking firm of American Securities, L.P., and affiliates of American Securities, L.P., including Oak Hall Capital Advisors, L.P., rendered during 1995 and continue to render financial advisory, investment management and other services to the Company. For 1995, American Securities, L.P. and its affiliates received $750,000 in the aggregate for such services. American Securities, L.P. is owned indirectly, through family trusts of which Ms. Varet and Mr. Cole are co-trustees, by Ms. Varet and members of her family.

                       COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Copies of all such Section 16(a) reports are required to be furnished to the Company. These filing requirements also apply to holders of more than ten percent of the Company's Common Stock; to the Company's knowledge, there currently are no such holders. To the Company's knowledge, based solely on a review of the copies of Section 16(a) reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995 the Company's officers and directors were in compliance with all Section 16(a) filing requirements.

              EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND
                        CHANGE-IN-CONTROL ARRANGEMENTS

Pursuant to agreements with the Company, Messrs. Blankley and Derr will be entitled to a severance benefit in the event that the executive's employment is terminated by the Company without cause or by the executive for good reason within 18 months after a Change-In-Control (as defined below), in an amount equal to 2.99 times the executive's average taxable compensation (as defined under Section 280G of the Internal Revenue Code of 1986, as amended ("the Code")) from the Company during the five preceding taxable years. Each benefit is subject to reduction, if necessary to prevent any "excess parachute payments" within the meaning of Section 280G of the Code. For purposes of the agreements, a "Change-In-Control" means the acquisition of 30% or more of the voting stock of the Company by any party other than the Company (or its affiliates), or a change in the members of the Board of Directors, within any two-year period, such that the members at the beginning of the period cease to constitute a majority (unless the change is approved by two-thirds of the persons who are members at the beginning of the period). Assuming that a Change-In-Control, followed by a termination of employment, occurred on January 31, 1996, the following amounts would be payable pursuant to the agreements: Mr. Blankley-$1,914,444; Mr. Derr-$1,505,286.

Pursuant to a Supplemental Senior Executive Death Benefit Program (the "Program"), the Company has entered into individual agreements with certain executives which require the Company to pay death benefits to their designated beneficiaries and to pay benefits to the executives under certain circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive's beneficiary will receive monthly payments from the date of the executive's death until the date he or she would have attained age 80, but not less than for 15 years (the 15-year minimum guarantee does not apply to executives whose inclusion in the Program is approved after December 31, 1986). The specified dollar amount of the payments is determined on the basis of the executive's salary and age. In addition, the standard death benefit payable to all salaried personnel from the Company's group term life insurance policy was limited to $50,000 in 1995 for participants in the Program. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for an annual benefit of one-tenth of an amount equal to the lesser of (a) twice the executive's average annual base salary for the last five full years of service, rounded off to the next highest multiple of $50,000 or (b) a maximum amount specified in the agreement. The highest maximum amount specified in the existing agreements is $1,000,000. The benefit is payable monthly over a period of 10 years to the executive or the executive's beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement.

To fund benefits under the Program, the Company has purchased individual life insurance policies on the lives of certain of the covered executives. The Company retains the right to terminate all of the

Program agreements under certain circumstances. Messrs. Blankley, Derr, Hermance, Marsinek and Molinelli are participants in the Program.

                                 PROPOSAL (2)
                      APPOINTMENT OF INDEPENDENT AUDITORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

The Board of Directors has appointed the firm of Ernst & Young LLP, which has audited the accounts of the Company since 1930, as independent auditors for the year 1996. The stockholders are requested to signify their approval of the appointment.

It is expected that a representative of Ernst & Young LLP will be present at the annual meeting of stockholders. The representative will have an opportunity to make a statement and is expected to be available to respond to appropriate questions.

                               OTHER MATTERS (3)

As of this date the Board of Directors is not aware of any matters which may come before the meeting other than those hereinabove set forth, but the proxy solicited herewith confers discretionary authority to vote with respect to any other business that may properly come before the meeting.

Proposals of stockholders intended to be presented at the Company's 1997 annual meeting of stockholders must be received by the Company at its executive offices shown on page 1 of this proxy statement on or prior to November 21, 1996 to be eligible for inclusion in the proxy material to be used in connection with the 1997 annual meeting.

                                          By order of the Board of Directors
                                          ROBERT W. YANNARELL,
                                          Secretary

Dated: Paoli, Pennsylvania, March 20, 1996

                                 DIRECTIONS TO
                        ANNUAL MEETING OF STOCKHOLDERS
         HELD AT THE DESMOND GREAT VALLEY HOTEL AND CONFERENCE CENTER
                 ONE LIBERTY BOULEVARD, MALVERN, PENNSYLVANIA

                         DIRECTIONS FROM PHILADELPHIA

Take the Schuylkill Expressway (I-76) West. Follow I-76 West to Route 202 South. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Hotel will be on the right.

                         DIRECTIONS FROM SOUTH JERSEY

Take I-95 South to Route 322 West. Take Route 322 West to US Route 1 South to Route 202 North. Take Route 202 North to Great Valley/Route 29 North Exit. Turn right onto Route 29 North. Turn right at second light onto Liberty Boulevard. Hotel will be on the left.

               FROM I-95 FROM PHILADELPHIA INTERNATIONAL AIRPORT

Take I-95 South to Route 476 North. Follow Route 476 North to the Schuylkill Expressway (I-76) West to Route 202 South. Take Route 202 South to the Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Hotel will be on the right.

      DIRECTIONS FROM WILMINGTON AND POINTS SOUTH (DELAWARE AND MARYLAND)

Take I-95 North to Route 202 North. Follow Route 202 North to the Great Valley/Route 29 North Exit. Turn right onto Route 29 North. Turn right at second light onto Liberty Boulevard. Hotel will be on the left.

                   DIRECTIONS FROM NEW YORK AND POINTS NORTH

Take the New Jersey Turnpike South to Exit 6, the Pennsylvania Turnpike extension. Follow the Turnpike West to Exit 24, Valley Forge. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Hotel will be on the right.

                  DIRECTIONS FROM HARRISBURG AND POINTS WEST

Take Pennsylvania Turnpike East to Exit 24, Valley Forge. Take Route 202 South to Great Valley/Route 29 North Exit. At the end of the ramp, proceed through light onto Liberty Boulevard. The Hotel will be on the right.

                                [RECYCLED LOGO]

                           PRINTED ON RECYCLED PAPER.
  This document is printed on recycled paper which contains at least 10% post consumer waste.

                                  AMETEK, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Walter E. Blankley, Lewis G. Cole and Robert
W. Yannarell, or a majority of those present and acting, or, if only one is present, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, INC. which the undersigned is entitled to vote at the Company's Annual Meeting to be held at the Desmond Great Valley Hotel and Conference Center in Malvern, Pennsylvania, on Tuesday, April 23, 1996, at two o'clock in the afternoon, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

                         (TO BE SIGNED ON REVERSE SIDE)

                                                              SEE REVERSE
                                                                  SIDE

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.


UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED'S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1) AND FOR APPROVAL OF PROPOSAL (2), AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

                                      FOR ALL NOMINEES    WITHHOLD AUTHORITY
1. Election of Directors:                    [_]                 [_]

                                          FOR       AGAINST      ABSTAIN
2. Proposal to approve the appoint-       [_]         [_]          [_]
   ment of Ernst & Young LLP as
   independent auditors for the
   year 1996.

Walter E. Blankley, Lewis G. Cole, Helmut N. Friedlaender, Sheldon S. Gordon, Charles D. Klein, James R. Malone, David P. Steinmann, Elizabeth R. Varet
INSTRUCTION: To withhold authority to vote for any individual nominee, place an "X' in the box on the left (FOR ALL NOMINEES) and write that nominee's name in the space provided below.


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In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

   Receipt of the notice of said meeting and of the Proxy Statement and Annual Report of AMETEK, Inc. accompanying the same is hereby acknowledged.

   Please date, sign and return this proxy in the enclosed envelope.


SIGNATURE(S) _____________________________________ DATED___________________,1996

__________________________________________________ DATED___________________,1996

NOTE: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares held in the name of two or more persons, all should sign.